Exhibit 10.33

Agreement of Lease

Dated:  August 18, 2011

By and Between

95 Methodist Hill Drive LLC

a New York Limited Liability Company

Landlord

And

Lucid, Inc.

A New York Corporation

Tenant

Lease

This Agreement of Lease (this “Lease”), made this 18 day of August, 2011, between 95 Methodist Hill Drive LLC, a New York limited liability company having an office and place of business located at 1020 Lehigh Station Road, Henrietta, New York 14467 (“Landlord”), and Lucid, Inc., a New York corporation with an address of 2320 Brighton Henrietta Town Line Road, Rochester, NY 14623 (“Tenant”).

W I T N E S E T H:

This Lease is granted and accepted upon the following covenants and conditions, and each of the parties hereto agrees to perform and observe all the terms, covenants and conditions hereof to be performed on its part.

ARTICLE 1

PREMISES

Section 1: The Landlord lets to Tenant, and Tenant takes from Landlord, for the term and upon the terms, covenants and conditions set forth in this Lease, stipulated to be 20,000 square feet (the “Premises” or “Demised Premises”) in that certain building with an address of 95 Methodist Hill Drive, Rochester, NY 14623 (the “Building”), located on a certain parcel of land of approximately 6.72 acres (the “Land”) in the Town of Henrietta, and State of New York.  The Premises are outlined on Exhibit “A” attached hereto.   The Tenant shall have the non-exclusive right (in common with other tenants) to use areas in the Building and on the Land as Landlord may designate from time to time as common areas (the land and all such facilities, if any, are collectively referred to as the “Common Areas”) for purposes consistent with the Tenant’s use of the Premises as set forth in Article 5 hereof.

ARTICLE 2

TERM

Section 1:                                            The term of this Lease (the “Lease Term”) will commence on the Commencement Date, but in no event earlier than Feburary 1, 2012, and shall expire on the last day of the month which is six (6) years from the month in which the Commencement Date occurs, unless the term is sooner terminated or extended as provided in this Lease.  If required by Landlord, Tenant agrees to execute a Commencement Date Agreement to be prepared by Landlord to indicate the Commencement Date once the Commencement Date has been established.

ARTICLE 3

RENT AND OTHER CHARGES

Section 1:                                            Commencing on the Commencement Date, Tenant shall pay to Landlord the base or fixed rent (the “Base Rent”), in U.S. legal tender, to the Landlord, 95Methodist Hill Drive, P.O. Box 230, Henrietta, NY 14467, or as otherwise directed from time to time by Landlord’s written notice, in the amounts set forth on the Rent Summary, attached hereto as Exhibit “B”, such Base Rent to be paid in equal monthly payments promptly on the first day of every calendar month. A late charge will be due and owing at the rate prescribed in Article 30 of this Lease upon any Base Rent and Additional Rent (below defined) not paid by the fifth (5th) day after which it is due.

Section 2:                                            Tenant does hereby covenant and agrees to pay promptly the Base Rent and all Additional Rent (as defined below) as and when the same shall become due and payable, without demand therefore, and without any set-off, deduction or demand whatsoever.

Section 3:                                            All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease, other than Base Rent, shall be deemed additional rent (“Additional Rent”) and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent (below defined).

Section 4:                                            The Base Rent together with the Additional Rent described in this Article 3 will be collectively referred to herein as “Rent”.

Section 5:                                            As of the Commencement Date, all utility services, including water, sewer, gas, heat, light, power and telephone service, shall be available to serve the Premises. Tenant shall contract and pay for all gas, heat, light, power, telephone service, trash removal, and all other services supplied to the Premises. Tenant hereby assumes full and sole responsibility for and payment for all services and utilities. Landlord shall be responsible for all of such services and utilities to the extent supplied in connection with Landlord’s performance of the work. Tenant will cooperate with Landlord if Landlord desires to convey any public utility easements along the perimeter lot lines of the Premises, and will join in the execution of such instruments as may be reasonably required to effectively create the required easements, provided such easements do not encroach upon any building of improvements on the Premises. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damages to Tenant by reason of any work done by any municipal authority, Landlord, or their respective agents, representatives, servants or employees in connection with said easement or by bringing materials, supplies and equipment into or through the Premises during the course thereof and the obligations of Tenant under this Lease shall not be affected in any manner whatsoever. Landlord shall use Landlord’s reasonable efforts to minimize the inconvenience, annoyance, disturbance or loss of business or other damages to Tenant’s business in connection with the above work.

ARTICLE 4

LANDLORD IMPROVEMENTS

Landlord shall perform the required tenant improvements as shown on Exhibit “A” attached hereto.

ARTICLE 5

USE OF PREMISES

Section 1:                                            The Premises shall be used solely for the operation of an office, lab and production facility and for no other purpose without the prior written consent of Landlord.

Section 2:                                            Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or any mortgage on the Premises or which may be dangerous to life, limb, or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building, the Premises or covering its operation, or which will suffer or permit the Premises or any part thereof to be used in any manner or anything to be brought into or kept therein which, in the judgment of Landlord, would in any way impair or tend to impair the character, reputation or appearance of the Premises. Tenant agrees to change, reduce or stop any such use or install necessary equipment, safety devices, pollution control systems or other installations at any time during this Lease to comply with the foregoing.

Section 3:                                            Unless Landlord gives advance written consent, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air-conditioning apparatus in or about the Premises, or carryon any mechanical business therein, or use the Premises for housing accommodations or lodging/or do any cooking (other than such preparation and reheating of food for Tenant’s employees and invitees as is customary in facilities similar to the Premises) therein or use any illumination other than electric light, or use or permit to be brought into the Building any flammable fluids such as gasoline, kerosene, naphtha, and benzine, or any explosives, radioactive materials or other articles deemed extra hazardous to life, limb or property except in a manner which would not violate any ordinance or regulation applicable to the Premises. Tenant shall not use the Premises for any illegal or immoral purpose.

Section 4:                                            Tenant shall not permit any objectionable noise or offensive odors to be emitted from the Premises, and shall not permit anything tending to create a nuisance, if the noise, odors or nuisance would disturb the occupants of neighboring property or present an inappropriate image for a business. Tenant shall not conduct nor allow upon the Premises any business which is contrary to law. Reasonable noises and odors incident to any business use permitted on the Premises shall not be deemed objectionable or offensive.

ARTICLE 6

TAXES AND ASSESSMENTS

Section 1:                                            Tenant shall pay to Landlord each year, as additional rent, a sum equal to Tenant’s Pro Rata Share of the a Real Property Taxes (as defined below) during such year.  For purposes of this Lease, Real Property Taxes shall be defined as follows: (i) All real estate taxes, including but not limited to town, county and school taxes payable (adjusted after protest or litigation, if any) for any part of the term of this Lease, including any extension period hereof on the Building and the Land, (ii) any taxes which shall be levied in lieu of or in addition to the taxes described in (i) above or which shall be levied on the gross rentals of the Building and Land, (iii) pure waters charges (part based upon assessment and part upon the water consumption by other tenants and users in the Building), sewer district charges, lighting charges, fire district charges and other charges and any assessments (special or otherwise) made against the Building and Land which shall be required to be paid during the calendar year or fiscal year in respect to which they are being determined, (iv) any water and water pollution charges, (v) and any other governmental real estate taxes, levies, impositions or charges of a similar or dissimilar nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen which may be assessed, levied or imposed upon all or any part of the Building or Land, and (vi) the reasonable expense of contesting the amount or validity of any such taxes, charges or assessments, such expense (including reasonable attorneys fees) to be applicable to the period of the item contested.  For all purposes under this Lease, Tenant’s “Pro Rata Share” shall be a fraction, the numerator of which shall be the number of square feet of rentable area of the Premises and the denominator of which shall be the total number of square feet of rentable area of the Building.

Section 2:                                            In order to provide for current payments of Real Property Taxes, Tenant agrees to pay, as additional rent, Tenant’s Pro Rata Share of the Real Property Taxes for such year in accordance with an estimate by Landlord as prepared from time to time, such estimated amount to be paid in twelve (12) monthly installments commencing on the first day of the month following the month in which Landlord notifies Tenant of Tenant’s Pro Rata Share of the amount by which the Real Property Taxes for such year.  If, as finally determined, Tenant’s Pro Rata Share of the Real Property Taxes for such year shall be greater than or be less than the aggregate of all estimated installments thereof paid by Tenant on account to Landlord for such twelve (12) month period, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after receipt of Landlord’s reconciliation statement, or Landlord shall refund to Tenant the amount of such overpayment, as the case may be.  The obligation of Tenant with respect to the payment of such Real Property Taxes accrued during the term of this Lease, or any extension period hereof if this Lease is extended, shall survive the expiration or earlier termination of this Lease.

ARTICLE 7

INSURANCE

Section 1:                                            Landlord shall keep the Building insured during the term, with financially sound and responsible insurance companies authorized to do business in New York, against loss or damage by fire, with extended coverage, boiler, sprinkler, leakage, theft, aircraft,  plate glass, rental value (or use and occupancy) and for other insurable hazards against which insurance is then commonly carried on other buildings and improvements in the vicinity of, and having a character and occupancy similar to, the Building, in an amount or amounts not less than the full insurable value thereof. The term “full insurable value” shall mean actual replacement value (exclusive of the cost of excavation, foundations and footings below the lowest basement floor). “Full insurable value” shall be determined from time to time, but not more frequently than once in any twelve (12) calendar months. Landlord may also obtain liability insurance, rent loss insurance and such other insurance with respect to its ownership of the Building and the Common Areas as Landlord determines appropriate in its business judgment.   Landlord’s insurance policies may be carried under a blanket policy covering the Premises and other locations of Landlord. Tenant shall pay to Landlord each year, as additional rent, a sum equal to Tenant’s Pro Rata Share of the Insurance (as defined below) during such year.

Section 2:                                            Tenant shall provide and keep in force comprehensive general public liability, death or property damage occurring upon, in or about the Premises and the Building to afford protection to the limits reasonably requested by Landlord, but not greater than the larger of: (a) the limits commonly carried on other buildings and improvements in the vicinity of, and having a character and occupancy similar to, the Building; or (b) a single limit coverage of $2,000,000.  Such limits shall be reevaluated from time to time but not more often than once every twelve (12) months.  Tenant shall maintain property insurance throughout the term hereof covering all of Tenant’s personal property for its full replacement cost.  All of Tenant’s insurance policies shall be issued in the names of Landlord, Tenant and any mortgagee, as their interests may appear. Either a copy of all policies or a certificate of insurance, evidencing the coverage provided by the policies, shall be delivered to each party. Such policies (other than liability policies) may first be payable to any mortgagee as the interest of the mortgagee may appear.

ARTICLE 8

REPAIRS AND MAINTENANCE OF THE PREMISES

Section 1:                                            Tenant shall keep and maintain the Premises, all fixtures, equipment, motors, machinery, pipes and conduits located within the Premises in clean, safe, sanitary and good operating condition and in compliance with all legal requirements, shall take good care thereof and make all repairs thereto, shall suffer no waste or injury thereto, and at the expiration or earlier termination of the term, shall surrender the Premises in the same order and condition in which they were on the Commencement Date (ordinary wear and tear consistent with the permitted use hereunder excepted).  All injury, breakage and damage to the Premises and to any other part of the Common Area caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, customer or guest of Tenant (collectively “Invitee”) or Tenant, shall be repaired or replaced (as applicable) by and at Tenant’s expense, except that Landlord shall have the right at Landlord’s option to make any such repair or replacement and to charge Tenant for all costs and expenses incurred in connection therewith. Tenant shall, at Tenant’s sole expense, maintain a service contract and the HVAC system with a reputable contractor that provides for at least quarterly maintenance throughout the term of the Lease.  Tenant to provide Landlord with a copy of the maintenance contract(s) during the duration of the Lease Term.  Tenant shall cause all fire extinguishers to be inspected and maintained on a regular basis to assure such fire extinguishers are in good working order at all times.  All repairs made by Tenant shall be in quality and class equal to the original work.  Tenant shall replace all damaged or broken plate glass and other structural glass with glass of equal quality with that damaged or broken.

Section 2:                                            Subject to reimbursement from Tenant as provided in this Section, Landlord shall keep the Common Areas in good condition and repair including, but not limited to, paving, restriping and lighting of parking areas and roads and landscaping in a manner consistent with the initial construction of the Common Areas, reasonable wear and tear excepted.

Section 3:                                            Tenant shall pay to Landlord each year, as additional rent, Tenant’s Pro Rata Share of Operating Charges (as defined below).  Operating Charges shall mean all reasonable costs and expenses incurred by Landlord in the operation of the Building and Common Areas, including, but not limited to: (a) electricity, water, sewer, power, natural gas, steam, fuel oil and other utility charges (including surcharges and connection fees); (b) Landlord’s insurance premiums for any insurance carried by Landlord pursuant to Article 7; (c) management fees and personnel costs; (d) costs of service, security and maintenance contracts; (e) maintenance, redecoration and repair expenses; (f) depreciation for capital expenditures made by Landlord to reduce operating expenses; (g) charges for common area janitorial, cleaning, security, window cleaning, and snow and trash removal services; (h) costs associated with the management, operation, maintenance and repair of the parking areas serving the Project; and (i) any other reasonable expense incurred by Landlord in owning, managing, maintaining, repairing or operating the Building, Land and other improvements thereon.

Section 4:                                            In order to provide for current payments of Operating Charges, Tenant agrees to pay, as additional rent, Tenant’s Pro Rata Share of Operating Charges for each calendar year in accordance with an estimate by Landlord as prepared from time to time, such estimated amount to be paid in twelve (12) monthly installments commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount of Tenant’s Pro Rata Share of Operating Charges.  Within approximately one hundred twenty (120) days after each calendar year, Landlord shall provide Tenant with a reconciliation of the actual Operating Charges and the estimated payments made by Tenant for such year.  If, as so determined, Tenant’s Pro Rata Share of Operating Charges shall be greater than or be less than the aggregate of all estimated installments thereof paid by Tenant on account to Landlord for such twelve (12) month period, then, within thirty (30) days after the date of such statement, Tenant shall pay to Landlord the amount of such underpayment, or Landlord shall refund to Tenant the amount of such overpayment, as the case may be.  The obligation of Tenant with respect to the payment of such Operating Charges accrued during the term of this Lease, or any extension period hereof if this Lease is extended, shall survive the expiration or earlier termination of this Lease.

Section 5:                                            The Landlord shall be responsible for making all structural repairs and replacements to the Premises, including repairs and replacements, as necessary, to the roof, exterior walls and structural supports of the building with reasonable promptness and in a good and workmanlike manner; provided, however, that Tenant shall reimburse Landlord for any costs associated with any such repairs or replacements necessitated by any damage caused by the acts or omissions of Tenant or its employees, agents, contractors or invitees.

Section 6:                                            Landlord shall not be liable to Tenant for any damage caused by or from plumbing, gas, water, steam, or other pipes or sewage or the bursting, leaking, or running of any cistern, tank, washstand, water closet or water pipe in, above or upon the Leased Property.  Nor shall Landlord be liable to Tenant for damage caused by water being upon or coming through the roof, skylight, trapdoor, or otherwise, nor for any damage arising from any act or negligence of any other tenants or occupants of the building of which the Leased Property is a part or any owners or occupants of adjoining or contiguous property, except to the extent such damage is as a result of Landlord’s negligence and is not covered by insurance carried by Tenant as required by this Lease to be carried by Tenant.

ARTICLE 9

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

Section 1:                                            Any alterations, additions or changes to the Building (“Alterations”) of any kind or nature whatever desired by Tenant may be done by Tenant, at its own cost and expense, upon the following terms and conditions:

(a) Tenant shall notify Landlord, in writing, specifying in detail the Alterations contemplated;

(b) The Alterations shall not change the general character of the Premises, reduce the fair market value of the Premises below its value immediately before the Alterations, or impair the usefulness of the Premises;

(c) The Alterations shall be effected with due diligence and in a good and workmanlike manner in accordance with all applicable legal requirements;

(d) The Alterations shall be made promptly and fully paid for by Tenant;

(e) Any Alterations involving an estimated expenditure of $10,000 or more shall be done in accordance with plans and specifications prepared by a licensed architect and subject to the prior written approval of Landlord; and, which approval shall not be unreasonably withheld for alterations that do not affect the structure of the Building or any of the Building’s systems; and

(f)  Prior to commencing any Alteration, Tenant shall provide Landlord with liability and property insurance policies with respect to such Alterations naming Landlord and its manager as insureds and otherwise in form and amounts satisfactory to Landlord.

Section 2:                                            Before commencing any alterations using outside contractors, Tenant shall notify Landlord of the anticipated commencement and completion dates of the work.  Prior to commencement of any construction of improvements or alterations to the Premises or the Building, Tenant shall furnish to Landlord a copy of the permit allowing such construction.  Landlord’s interest in the Premises shall not be subjected to liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Premises, the Building or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction and materialmen’s liens.  All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Premises) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant.  Tenant has no power, right or authority to subject Landlord’s interest in the Premises to any mechanic’s or materialmen’s lien or claim of lien. If a mechanic’s claim of lien is filed against the property in connection with any work performed by or on behalf of Tenant (except work for which Landlord is responsible), Tenant shall satisfy such claim or shall transfer same to security, within ten (10) days after Tenant learns of the filing thereof.  In the event that Tenant fails to satisfy or transfer such claim within said ten (10) day period, Landlord may do so and thereafter charge Tenant, as Additional Rent, all costs incurred by Landlord in connection with satisfaction or transfer of such claim, including reasonable attorneys’ fees.  This Section shall survive the termination of the Lease.

ARTICLE 10

TITLE TO ALTERATIONS

Section 1:                                            All Alterations to the Premises made by Tenant shall remain the property of Tenant during the term. Except as otherwise provided in Article 10 and Article 23, all Alterations shall become the property of (and at no expense to) Landlord, and shall remain upon and be surrendered with the Premises, as part thereof, at the expiration of the term.

Section 2:                                            Any trade fixtures, equipment and other articles of personal property, placed upon the Premises by Tenant are to remain the property of Tenant and shall be removed by Tenant from the Premises promptly at the expiration of the Term. Tenant shall repair all damages resulting from removal of trade fixtures, equipment and other personal property.

ARTICLE 11

SECURITY DEPOSIT

Section 1:                                            Tenant has deposited with Landlord the sum of $14,167.67 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of rent and additional rent, Landlord may at its option use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises whether such damages or deficiency accrued before or after summary proceedings or other reentry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned, without interest, to Tenant after the date fixed as the end of the Lease and within a reasonable time after delivery of entire possession of the Premises to Landlord. In the event of a sale of the land and building or leasing of the buildings, of which the Premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Landlord solely for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 12

SIGNS

Section 1:                                            No sign shall be erected on the Premises by the Tenant without the prior approval of proper municipal authorities, and the express prior written consent of the Landlord.

Section 2:                                            Provided Landlord’s written consent is granted under Section 1 of this Article, at Tenant’s sole cost and expense, Tenant shall erect only such sign or signs advertising the conduct of business on the Premises as shall conform to and meet all requirements of the proper governmental authorities having jurisdiction. All permits and licenses for such signs shall be obtained and paid for by Tenant with the cooperation of Landlord. Tenant shall at all times maintain any sign or lettering in good condition and repair and shall save Landlord harmless from injury to persons or property arising from the erection and maintenance of any signs. Upon vacating the Premises, Tenant agrees to remove all signs and repair all damage caused by the removal.

ARTICLE 13

COMPLIANCE WITH LAWS; ENVIRONMENTAL LAWS

Section 1:                                            Tenant, at its expense, shall comply with all requirements of the Fire Underwriters or any duly constituted public authority, and with the requirements of any Federal, State, County, and municipal authorities and with any direction of any public officer and officers, pursuant to law, or any insurance company writing insurance on the Premises, and any insurance inspection or rating bureau, which shall impose any duty upon Tenant with respect to any of its obligations hereunder relating to the Premises or its use or occupation thereof, or local law, regulation or ordinance applicable to the use and occupancy of the Demised Premises and any repairs or work performed on the Demised Premises by Tenant, and Tenant agrees to indemnify, defend and save landlord harmless from and against any penalty, damage or charge imposed for any violation by the Tenant and its successors, assigns, sublessees, licensees, agents and employees.

Section 2:                                            Environmental Laws.

(a) Tenant covenants and agrees as follows:

(i) Tenant shall keep the Demised Premises free of all Hazardous Substances and shall not cause or permit the Premises or any part thereof to be used for the treatment, generation, transportation, processing, production, disposal, storage or handling of any Hazardous Substances, and shall promptly remove from the Demised Premises and shall dispose of all Hazardous Substances by-products in compliance with all applicable Environmental Laws.

(ii) Tenant shall comply with all applicable shall obtain and comply with all Environmental Permits.

(iii) Tenant shall not cause or permit any change to be made in the present or intended use of the Demised Premises which would (1) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance (other than ordinary office supplies) or the use of the Demised Premises as a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, (2) violate any applicable Environmental Law, (3) constitute non-compliance with any Environmental Permit or (4) increase the risk of a Release of any Hazardous Substance.

(iv) Tenant shall promptly provide Landlord with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Demised Premises given by or on behalf of Tenant to any federal, state or local governmental agencies or authorities or received by or on behalf of Tenant from any source whatsoever.

(v) Tenant shall undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions necessary to contain, remove and clean up all Hazardous Substances that are determined to be present at the Demised Premises, arising from Tenant’s use of the Demised Premises, in accordance with all applicable Environmental Laws and all Environmental Permits and related to the Tenant’s use of the Demised Premises.

(vi) Tenant shall at all times allow Landlord and its officers, employees, agents, representatives, contractors and subcontractors reasonable access to the Demised Premises for the purpose of ascertaining site conditions, including, but not limited to, subsurface conditions.

(vii) If at any time Landlord obtains any evidence or information which reasonably suggests that potential environmental problems may exist at the Demised Premises arising from Tenant’s use of the Demised Premises, then Landlord may require that a full or supplemental environmental inspection and audit report with respect to the Demised Premises of a scope and level of detail reasonably satisfactory to Landlord be prepared by an environmental engineer or other qualified person acceptable to Landlord, at Tenant’s sole cost and expense. If said audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release on, at or from the Demised Premises arising from Tenant’s use of the Demised Premises, Tenant shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial action, using methods recommended by the environmental engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local regulatory authorities.

(b) Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Landlord from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord relating to, resulting from or arising out of (i) Tenant’s use of the Demised Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release on, at or from the Demised Premises arising from Tenant’s use of the Demised Premises, (iii) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release on, at or from the Demised Premises arising from Tenant’s use of the Demised Premises, (iv) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from a condition of the Demised Premises caused by Tenant or the use and operation hereof; (v) a violation by Tenant of any applicable Environmental Law, (vi) non-compliance by Tenant with any Environmental Permit or (vii) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Tenant in this Article 14.

(c) All capitalized terms used in this Section and not heretofore defined shall have the meanings set forth below.

“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all permits, licenses, approvals, authorizations, consents or registrations required by an applicable Environmental Law in connection with the ownership, use and/or operation of the Demised Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of the Demised Premises.

“Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, pollutants, toxic pollutants, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et sea.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), Chapter 376 of the Florida Statutes or any other applicable Environmental Law and the regulations promulgated thereunder.

“Release” has the same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and the regulations promulgated thereunder.

(d) Landlord represents and warrants, to its actual knowledge, that there has been no release or disposal of any Hazardous Substances on, in or under the Premises in violation of any applicable Environmental laws.

ARTICLE 14

WAIVER OF CERTAIN CLAIMS

Section 1:                                            Tenant, to the extent permitted by law, waives all claims it may have against Landlord, and against Landlord’s agents, employees and contractors for damage to person or property sustained by Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Premises or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Premises or of any other person, except that this waiver shall not apply to damages for injuries to person or property caused by or resulting from the negligence of Landlord, its agents, contractors, servants or employees unless such loss is covered by insurance carried by Tenant or that Tenant is required to carry under this Lease. This waiver shall include not only direct damages but also claims for consequential damages and any claims for abatement of Rent due hereunder, it being intended that this waiver be absolute.

Section 2:                                            If any property damage at the Premises results from any act or neglect of Tenant, Landlord may at Landlord’s option, repair such damage and Tenant shall thereupon pay to Landlord the total reasonable and actual cost of such repair or replacement within 30 days after written notice. If Tenant fails to pay such amount to Landlord within 10 days after Landlord’s written notice, Landlord may charge the cost of the repair, together with the interest thereon at the maximum rate per annum permitted by law from the date of Tenant’s default to the date of such payment, to the Tenant as Additional Rent on the next rental payment date.

Section 3:                                            Tenant will indemnify, defend and save Landlord harmless from and against any and all claims, actions, damages, liabilities and expenses in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, lessees or concessionaires. Tenant will further indemnify, defend and save Landlord harmless from and against any and all liabilities, losses, damages, costs, expenses, suits, judgments and claims of any nature and howsoever caused (except for the negligent acts of Landlord or its agents or employees) arising on the Premises or out of the use, occupation, operation, possession or control by Tenant of the Premises at any time during the term of this Lease. Tenant will further indemnify, defend and save Landlord harmless from any and all liability arising from any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Lease on Tenant’s part to be performed.

ARTICLE 15

LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

Section 1:                                            Tenant covenants and agrees that if Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, the Landlord and after ten (10) days written notice to Tenant (or a shorter period in the event of an emergency or a different period of time if otherwise specified in this Lease), may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent the Landlord may deem desirable, and in connection therewith to pay expenses and employ counsel. All sums so paid by the Landlord and all expenses in connection therewith, together with interest thereon from the date of such payment at the maximum rate per annum allowed by law, shall be deemed Additional Rent hereunder and shall be payable to the Landlord within thirty (30) days after payment by Landlord.

ARTICLE 16

ASSIGNMENTS AND SUBLEASES

Section 1:                                            Tenant shall not assign this Lease or any of Tenant’s rights or obligations hereunder, or sublet or permit anyone to occupy the Premises or any part thereof, without the prior written consent of Landlord.  Any assignment, subletting or occupancy, Landlord’s consent thereto or Landlord’s collection or acceptance of rent from any assignee, subtenant or occupant, shall not be construed as a waiver or release of Tenant from liability hereunder (it being understood that Tenant shall at all times remain primarily liable as a principal and not as a guarantor or a surety) and shall not be construed as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment, subletting or occupancy. All restrictions and obligations imposed pursuant to this Lease on Tenant or the use and occupancy of the Premises shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations.  Tenant shall not mortgage or hypothecate this Lease.  Tenant shall pay the expenses (including attorneys’ fees and hourly fees for Landlord’s employees and agents) incurred by Landlord in connection with reviewing Tenant’s request for Landlord to give its consent to any assignment, subletting, occupancy or mortgage, and Landlord’s receipt of reimbursement for such expenses from Tenant shall be a condition to Landlord providing its consent to such assignment, subletting, occupancy or mortgage.

Section 2:                                            If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease.  If Tenant is a corporation or a partnership with a corporate general partner, then any dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or any sale or transfer of a controlling interest of its capital stock, shall be deemed a voluntary assignment of this Lease.  Whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord, a sale of all or substantially all of its assets shall also be deemed a voluntary assignment of this Lease.

Section 3:                                            If any sublease, assignment or other transfer (whether by operation of law or otherwise) provided that the subtenant, assignee or other transferee (or any affiliate thereof) is to pay any amount in excess of the rent and other charges due under this Lease, then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant’s receipt thereof.  Tenant shall in all events diligently pursue the collection of all amounts owed by any subtenant, assignee or other transferee.  Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease, assignment or other transfer.  Any sublease, assignment or other transfer shall be effected on forms supplied or approved by Landlord.

ARTICLE 17

WAIVER OF SUBROGATION

Landlord and Tenant each hereby waive any and all right to recover against the other (or against their respective officers, directors, trustees, partners, joint venturers, employees or agents) for any loss or damage to such waiving party arising from any cause covered by any insurance required to be carried by such party pursuant to this Lease or, if greater, actually carried by such party.  Landlord and Tenant shall secure appropriate waivers of subrogation from their respective insurance carriers; and each party will, upon request, deliver to the other a certificate evidencing such waiver of subrogation by the insurer.

ARTICLE 18

DEFAULT

Section 1:                                            Anyone or more of the following events shall constitute an “Event of Default”:

(a) failure by Tenant to pay any Rent or Additional Rent when and as the same shall become due and payable, and such failure shall continue for a period of five (5) days after written notice from Landlord; or

(b) failure by Tenant to perform or comply with any of the terms, covenants or conditions of this Lease, other than the failure to pay Rent or Additional Rent, within twenty (20) days after written notice thereof from Landlord to Tenant, except that in connection with a default, other than the failure to pay Rent or Additional Rent, not susceptible of being cured with due diligence within twenty (20) days, the time for Tenant to cure shall be extended for such time as may be necessary to cure with all due diligence, provided Tenant commences promptly and proceeds diligently to cure and further provided that such period of time shall not be so extended as to subject Landlord to any civil or criminal liability or forfeitures; or

(c) Tenant or any guarantor shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises; or

(d) if within sixty (60) days after the commencement of any proceeding against Tenant or any guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or any future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after expiration of any such stay, such appointment shall not have been vacated.

Section 2:                                            If an Event of Default occurs, Landlord may give written notice to Tenant specifying the Event of Default and stating the this Lease and the Term shall expire and terminate on the date specified in the notice, which date shall be at least ten (10) days after the date of the notice. Upon the date specified in the notice, this Lease and the Term, and all rights of Tenant under this Lease, shall terminate and Tenant shall pay to Landlord all Rent and Additional Rent payable up to the time of termination of this Lease and shall also pay to Landlord damages as provided in Section 5 of this Article.

Section 3:                                            If an Event of Default occurs, Landlord may: (a) immediately or at any time re-enter the Premises, or any part thereof, by summary proceeding or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damage therefore; or (b) repossess the same, and remove any persons or property therefrom, using such force as may be necessary, without being in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s right to Rent, Additional Rent, and any other right given Landlord by this Lease or by operation of law.

Section 4:                                            If an Event of Default occurs, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidence of tenancy, and take and hold possession thereof as provided in Section 3 of this Article without such entry and possession releasing Tenant, in whole or in part, from Tenant’s obligation to pay Rent and Additional Rent for the full Term and any renewal term elected by Tenant prior to the Event of Default. Upon and after entry into possession, Landlord may relet the Premises or any part thereof to any person, firm or corporation other than Tenant for such rent, for such time and upon such terms as Landlord shall determine to be reasonable. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent deemed by Landlord necessary or desirable to restore the Demised Premises to its original condition, and pay the reasonable cost thereof, together with reasonable expense of the re-letting. If the consideration collected by Landlord upon any re-letting is not sufficient to pay the full Rent and Additional Rent, together with the cost of repairs, alterations, additions, redecorating and Landlord’s expense, Tenant shall pay to Landlord the amount of each quarterly deficiency upon demand.

Section 5:                                            In the event of any termination of this Lease pursuant to Section 2 of this Article, Tenant will pay to Landlord as damages a sum which is equal to the full amount of the Rent and Additional Rent which would have been payable by Tenant had this Lease not terminated, which amounts will be payable by Tenant to Landlord upon the due dates specified herein until the expiration of the Term or any renewal term elected by Tenant prior to the Event of Default less any amount collected by Landlord from reletting as provided in Section 4.

Section 6:                                            Suit or suits for the recovery of damages, or any installments thereof, may be brought by Landlord from time to time at its election and nothing in this Lease shall require

Landlord to postpone suit until the Term or any renewal term would have expired. Nothing in this Article 19 shall limit or preclude the recovery by Landlord from Tenant of any sums or damages which, in addition to the damages particularly provided above, Landlord may lawfully be entitled to by reason of the occurrence of any Event of Default. The remedies specified in this Article 19 are cumulative and shall be in addition to every right or remedy now or thereafter existing at law or in equity or by statute or otherwise, and the exercise by Landlord of any one or more of the rights or remedies provided for in this Article or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. No failure by Landlord to insist upon the strict performance of any term, covenant or condition of this Lease or to exercise any right or remedy and no acceptance of full or partial Rent or Additional Rent during the continuance of any breach shall constitute a waiver of any such breach or of any such term, covenant or condition. .

ARTICLE 19

DAMAGE OR DESTRUCTION

Section 1:                                            If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed thirty percent (30%) of the replacement value of the Building (exclusive of foundation) immediately prior to the occurrence of the damage, or if more than fifty percent (50%) of the Premises is totally damaged or rendered wholly untenantable by fire or any other cause, or if the damage cannot be substantially repaired within six (6) months from the date of such damage as estimated by an engineer selected by Landlord, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant notice of is election to terminate this Lease. In the event Landlord makes such election, this Lease shall terminate on the third day after the giving of the notice and the Rent shall be apportioned as of that date. The notice shall specify a date of termination which shall be no sooner than thirty (30) and no more than sixty (60) days from the date of the notice, and the Rent shall be apportioned as of that date.

Section 2:                                            Unless this Lease is terminated by Landlord as provided in Section 1 of this Article, Landlord shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in making of insurance adjustments by Landlord.

Section 3:                                            In any case in which use of the Premises is affected by any damage to the Building or the Premises and this Lease is not terminated pursuant to this Article, there shall be an abatement in the Rent, calculated by multiplying the rent for the period from the date of the damage until the date the damage is repaired by a fraction, the numerator of which shall be the number of square feet of the Premises which are not usable and in fact are not used by Tenant and the denominator of which shall be the number of Rentable Square Feet in the Premises. If the damage results from the fault or neglect of Tenant, or Tenant’s servants, employees, agents, visitors or licensees, Tenant shall not be entitled to any abatement or reduction of Rent.

ARTICLE 20

EMINENT DOMAIN

•                  Section 1:                                            If any portion of the rentable area of the Premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the date title vests in such authority and rent shall be apportioned as of such date.  Notwithstanding anything herein to the contrary, if any portion of the Land or the Building is condemned, and the nature, location or extent of such condemnation is such that Landlord elects, in its sole and absolute discretion, to demolish the Building (in whole or in part), then Landlord may terminate this Lease by giving one hundred twenty (120) days prior written notice of such termination to Tenant at any time after such condemnation and this Lease shall terminate on the date specified in such notice and rent shall be adjusted to such date.

•

•                  Section 2:                                            All awards, damages and other compensation paid by such authority on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation.  Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages.  Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses, provided that such claim is stated separately from any award to Landlord and provided further that such claim shall in no way diminish the award, damages or compensation otherwise payable to Landlord in connection with such condemnation.

ARTICLE 21

LANDLORD’S RIGHT TO ENTER PREMISES

Section 1:                                            Tenant agrees to permit the Landlord and any authorized representatives of the Landlord to enter the Premises at all reasonable times during usual business hours and upon the prior oral or written request to Tenant or any time in case of an emergency to inspect the same, or to exhibit the Premises to a prospective purchaser, mortgagee or assignee of any mortgage on the Premises and to others during the term or any extension period hereof, if extended, and if the Landlord shall desire, but without implying any obligation on Landlord to do so, to make any repairs deemed necessary by the Landlord and to perform any work in the Premises deemed necessary by the Landlord to comply with any laws, ordinances, orders, regulations or requirements of any insurer. During the progress of such work, the Landlord may keep and store upon the Premises all necessary materials, tools and equipment. The Landlord in any event shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant, provided it be as little as may be reasonably possible in the circumstances, by reason of the performance of any such work or of bringing materials, supplies and equipment into or through the Premises during the course thereof, and the obligations of Tenant under this Lease shall not be affected thereby in any manner whatsoever. Landlord shall use Landlord’s best efforts to create as little inconvenience, annoyance, disturbance or loss of business or other damage to Tenant as possible in connection with any such work or the bringing of such materials, supplies and equipment into or through the Premises.

Section 2:                                            Landlord and its authorized agents and representatives shall have the right to erect on or about the Premises a customary sign advertising the property for sale and, during the last year of the term hereof, for lease. Landlord and its authorized agents shall have the right to enter the Premises during normal working hours and upon prior oral or written request to Tenant for the showing of the Premises to prospective tenants or purchasers, subject to Section 1 of this Article.

ARTICLE 22

VACATION OF PREMISES

Section 1:                                            Upon termination of this Lease, Tenant will deliver up the Premises to Landlord free and clear of all liens and liabilities imposed thereon by or through Tenant.

Section 2:                                            Upon the expiration or other termination of the term of this Lease, Tenant shall remove all of its property from the Premises subject to the provisions of Article 10 hereof, and shall surrender and deliver the Premises to Landlord broom clean and in as good condition as when Tenant took possession of the Premises, ordinary wear and tear and casualty damage excepted.

Section 3:                                            The provisions of this Article shall survive any termination of this Lease.

ARTICLE 23

INVALIDITY OF PARTICULAR PROVISIONS

Section 1:                                            If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE 24

NOTICES

Section 1:                                            All notices, requests, claims, demands and other communications under this Lease shall be in writing and shall be furnished by hand delivery, by Federal Express or other nationally recognized courier service, facsimile, by first or higher class United States mail or by certified mail return receipt requested to the parties at the addresses set forth below. All notices shall be deemed duly given upon the next regular business day following the date so delivered, transmitted, or mailed to the party to whom notice is intended to be given at its address as shown below:

(a) If to Tenant:	Jay Eastman
Lucid Inc.
95 Methodist Hill Drive
Rochester, NY 14623

(b) If to Landlord:	Eric Jones
95 Methodist Hill Drive LLC
PO Box 230
Henrietta, NY 14467

with a copy to:

Woods Oviatt Gilman LLP
2 State Street, 700 Crossroads Building
Rochester, New York 14614
Attn: Mitchell S. Nusbaum, Esq.

The addresses set forth above may be changed by either party upon furnishing to the other party a notice of such change in accordance with the terms of this Article.

ARTICLE 25

QUIET ENJOYMENT

Section 1:                                            Subject to the provisions of Article 26 of this Lease, the Landlord agrees that Tenant, upon paying the Rent, Additional Rent and all other charges herein provided for and performing and fulfilling the covenants, agreements and conditions of this Lease on Tenant’s part to be performed and fulfilled, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease without hindrance or molestation by the Landlord or any person or persons claiming under the Landlord, subject, however, to the matters herein set forth.

ARTICLE 26

SUBORDINATION; ESTOPPEL CERTIFICATES

Section 1:                                            This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Premises or the Land (individually, “Mortgage” and collectively, “Mortgages”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof.  The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver all confirming documents required by such holder.

Section 2:                                            In confirmation of the foregoing subordination, Tenant shall at Landlord’s request promptly execute any reasonable document which is requisite or appropriate.  At the request of any purchaser at foreclosure, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease if such purchaser agrees to be bound as Landlord hereunder.  Upon such attornment such purchaser shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of the Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord.  Within twenty (20) days after receipt, Tenant shall execute, acknowledge and deliver any reasonable document submitted to Tenant which is requisite or appropriate confirming such attornment.

Section 3:                                            From time to time upon twenty (20) days’ prior written notice, Tenant and each subtenant, assignee or occupant of Tenant shall execute, acknowledge and deliver to Landlord and any designee of Landlord a written statement certifying:  (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subject and subordinate to all Mortgages; (f) that Tenant has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Premises or the Land, any prospective purchaser of the Premises or the Land, the holder or prospective holder of a Mortgage or any other person or entity.

ARTICLE 27

PREMISES INSPECTION

Section 1:                                            Inspections of the Premises or the operations performed therein may be performed by various governmental or other regulatory entities from time to time during the term of this Lease or any extension period hereof. Tenant shall fully cooperate with such entities, including, but not limited to, allowing access to the Premises to such entities. Tenant will promptly transmit to Landlord a copy of any reports or statements issued by such entities.

ARTICLE 28

HOLDING OVER

If Tenant does not immediately surrender the Premises upon the expiration or earlier termination of the Lease Term, the Rent shall be increased to equal to twice the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period.  Such Rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated.  Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover damages.  Landlord may, in addition to its other remedies, elect, in its sole discretion, to treat such holding over by Tenant as the creation of a month-to-month tenancy.  Tenant agrees to indemnify, defend and hold Landlord harmless from and against all loss and damages, direct and consequential, which Landlord may suffer or incur in connection with claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, attorneys’ fees which may be incurred by Landlord in defense of such claims.  Except as otherwise specifically provided in this Article, all terms of this Lease shall remain in full force and effect during such holdover period.

ARTICLE 29

CONDITION OF PREMISES

Section 1:                                            Tenant’s taking possession of the Premises shall be conclusive evidence as against Tenant that the Premises were in good order and satisfactory condition when Tenant took possession. No promises of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, other than as may be contained herein or in Exhibit “B” attached hereto.

ARTICLE 30

LATE CHARGE

Section 1:                                            A late charge shall be due and owing on any installment of Rent not received by Landlord by the fifth (5th) day after the same is due. Such late charge shall equal five percent (5%) of the then unpaid monthly Rent, shall be billed by Landlord to Tenant with the Rent for the calendar month next following and shall be paid by Tenant together with the Rent due for such month as Additional Rent.

ARTICLE 31

WAIVER OF TRIAL BY JURY

Section 1:                                            It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or any other statutory remedy.

ARTICLE 32

FORCE MAJEURE

Section 1:                                            Landlord shall not be responsible for delays or inability to perform its obligations hereunder for causes beyond Landlord’s control including by reason of act of God, strikes, lockouts, labor troubles, inability to procure materials (including energy), power, casualty, inclement weather, restrictive governmental law, orders or regulations, riots, insurrection, war, insurance claims settlements or other reason of a like nature not the fault of Landlord.

ARTICLE 33

SPECIAL STIPULATIONS

Section 1:                                            No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

Section 2:                                            No waiver of any default of Tenant or of Landlord hereunder shall be implied from any omission by Landlord or Tenant, as the case may be, to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

Section 3:                                            The term “Landlord” as used in this lease, so far as covenants or agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any bona fide transfer or transfers of such interest Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all personal liability from events which occur after the date of transfer. Any such release of Landlord under this section shall become effective only at such time as Landlord’s transferee is deemed to be bound to the terms and provisions of this Lease.

Section 4:                                            Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.

Section 5:                                            Tenant shall not have the right to offset or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any Rent or other sum payable to Landlord.  Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

Section 6:                                            If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Premises and the Land.  No other asset of Landlord, any partner, director or officer of Landlord (collectively, “Officer”) or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

Section 7:                                            The parties acknowledge that each party and its respective counsel have reviewed this Lease and that no. rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease or any amendment or exhibits hereto.

ARTICLE 34

MISCELLANEOUS PROVISIONS

Section 1:                                            Captions. The captions of this Lease are for convenience and reference and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

Section 2:                                            NewYork to Govern Construction and Enforcement. Lease shall be governed and enforced by the laws of the State of New York.

Section 3:                                            Entire Agreement. This Lease contains the entire agreement between the parties and may not be changed except in writing by each of the parties hereto.

Section 4:                                            Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns, except as otherwise provided herein.

Section 5:                                            Authority. Tenant warrants and represents that it has full power and authority to execute this Lease on behalf of Tenant and that this Lease, once executed by the signatory of Tenant, shall constitute a legal and binding obligation of Tenant and is fully enforceable in accordance with its terms.

Section 6:                                            Time of the Essence.  Time is of the essence with respect to each obligation hereunder.

Section 7:                                            Recording.  Neither this Lease nor a memorandum thereof shall be recorded.

Section 8:                                            Survival.  Tenant’s liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

Section 9:                                            Attorneys’ Fees.  If any Base Rent or Additional Rent is collected by or through an attorney or if Landlord requires the services of an attorney to cause Tenant to cure any default, to evict Tenant or to pursue any other remedies to which Landlord is entitled hereunder, Tenant shall pay the reasonable fees of such attorney (including in-house attorneys) together with all reasonable costs and expenses incurred by Landlord in connection with such matters, whether or not any legal proceedings have been commenced.

Section 10:                                      Financial Statements.  Tenant represents that the financial statements dated March 31, 2011 and previously delivered to Landlord are a true, complete and accurate presentation as of the date hereof of all of the assets, liabilities and net worth of Tenant.  Tenant acknowledges that as a material inducement for entering into this Lease, Landlord is relying on the accuracy of this information.  In addition, Tenant shall provide Landlord with annual financial statements of Tenant within sixty (60) days after the end of each fiscal year of Tenant, which statements shall be certified by Tenant to be true, complete and accurate.

ARTICLE 35

INTENTIONALLY DELETED

ARTICLE 36

EXHIBITS

Section 1:                                            Exhibits “A” and “B” are attached hereto and are part of this Lease.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Lease as of the day and year first above-written.

Landlord:
95 Methodist Hill Drive LLC
By: LeFrois Associates, L.P., Member
By: LeFrois GP, Inc., its General Partner

By:	/s/ Richard R. LeFrois
Name: Richard R. LeFrois
Its: President

Tenant:
Lucid Inc.

By:	/s/ Jay Eastman
Name: Jay Eastman
Its: Chief Executive Officer

STATE OF NEW YORK)

COUNTY OF MONROE)      ss:

On this 18th day of August, 2011, before me personally came Richard LeFrois, to me known and known to me to be the President of LeFrois GP Inc., the firm described in and which executed the foregoing instrument and said Richard LeFrois acknowledged that he/she executed the foregoing instrument for and in behalf of said LeFrois GP Inc.

/s/ Eric Jones
Notary Public

STATE OF NEW YORK)

COUNTY OF MONROE)      ss:

On this 18th day of August, 2011, before me personally came Jay Eastman, to me known and known to me to be the Chief Executive Officer of Lucid Inc., the firm described in and which executed the foregoing instrument and said Jay Eastman acknowledged that he executed the foregoing instrument for and in behalf of said Lucid Inc.

/s/ Eric Jones
Notary Public

EXHIBIT “A”

Premises and Landlord Improvements

EXHIBIT “B”

Base Rent Summary

Lease Year	Annual Base Rent	Monthly Base Rent
Year 1	$125,000.00	$10,416.67
Year 2	$170,000.00	$14,166.67
Year 3	$173,400.00	$14,450.00
Year 4	$176,868.00	$14,739.00
Year 5	$180,405.00	$15,033.75
Year 6	$184,013.00	$15,334.42